HENDERSON GLOBAL FUNDS
                      737 NORTH MICHIGAN AVENUE, SUITE 1950
                             CHICAGO, ILLINOIS 60611


November 30, 2006

State Street Bank and Trust Company
Two Avenue de Lafayette, LCC6
Boston, MA 02111
Attn:  Fund Administration Legal Department

Ladies and Gentlemen:

         Reference is made to the Administration Agreement between us dated as of August 31, 2001 (the "Agreement"). Pursuant to the Agreement, this letter is to provide notice of the creation of two additional investment funds, namely the Henderson Global Equity Income Fund and the Henderson Global Opportunities Fund.

         In accordance with the Additional Funds provisions of Section 1 of the Agreement, we request that you act as Administrator with respect to the Additional Investment Funds.

         This letter is to also provide notice of the following name change as of the date noted:

         FORMER NAME OF FUND               NEW NAME OF FUND                  EFFECTIVE DATE
         Henderson Income Advantage Fund   Henderson Worldwide Income Fund   May 19, 2006

         Please indicate your acceptance of the foregoing by executing four copies of this Agreement, returning one to the Fund and retaining three copies for your records.

Very truly yours,

Henderson Global Funds

By:  /s/ Christopher K. Yarbrough
     ----------------------------
      Name: Christopher K. Yarbrough
      Title: Secretary

Accepted:

State Street Bank and Trust Company

By:  /s/ Gary L. French
     ------------------
      Name: Gary L. French
      Title: Senior Vice President